Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS THIRD QUARTER
FISCAL 2010 RESULTS

MILPITAS, Calif. — December 2, 2009 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported financial results and business highlights for its third fiscal quarter ended October 31, 2009.

Net revenue for the third quarter was $35.5 million, a decrease of $15.8 million, or 31%, from $51.3 million reported in the previous quarter and down $11.3 million, or 24%, from $46.8 million reported for the same period last year.

GAAP net loss for the third quarter was $2.3 million, or $0.09 per share.  This compares to GAAP net income of $4.8 million, or $0.18 per diluted share, for the previous quarter and net income of $3.7 million, or $0.14 per diluted share, in the same period last year.

Non-GAAP net income for the third quarter was $2.5 million, or $0.09 per diluted share.  This compares to non-GAAP net income of $7.8 million, or $0.28 per diluted share for the previous quarter and non-GAAP net income of $7.2 million, or $0.27 per diluted share during the same period one year ago.  Non-GAAP adjustments for the third quarter consisted of $797,000 in amortization expense for acquired intangibles related to the Zensys, VXP and Blue7 acquisitions, $2.2 million in non-cash share-based compensation expenses and $1.8 million of expenses from activity related to the recent acquisition of CopperGate.  The reconciliation between GAAP and non-GAAP net income for all referenced periods is provided in a table immediately following the GAAP financial tables below.

At the end of Sigma’s third quarter, cash, cash equivalents and marketable securities totaled $235.3 million or $8.78 per share outstanding, an increase of $43.0 million, or $1.54 per share for the first nine months of this fiscal year.  This increase was primarily due to reductions in inventory and accounts receivable as well as from other operating activities.  Sigma used approximately $116.0 million in cash as part of the purchase price for the acquisition of CopperGate after the end of the third fiscal quarter.  That amount is offset by the amount of cash held by CopperGate at the date of acquisition which was approximately $25.0 million.  As a result of those factors and acquisition related expenses of approximately $4.0 million, the net cash reduction associated with the acquisition will be $95.0 million.

Management Comment

“We are disappointed to report a shortfall in revenue for the third quarter.  This shortfall is due to a number of factors affecting our IPTV demand, some of which are believed to be one-time events.  We do feel that the IPTV market in general has a positive outlook and that next year will see renewed market growth.  Sigma powered set-top boxes are currently being deployed at a total of 36 individual telco providers around the world, providing a broad portfolio of demand for this segment.  We believe this broad portfolio should help in stabilizing demand and eventually bolstering future sales as we move ahead.  Beyond IPTV, we are seeing increased demand for Digital Media Adapters, VXP video processing products, and Z-Wave based home control devices.  At the same time, we are pursuing major design wins for the next generation of IP Cable set-top boxes and believe deployments will begin toward the end of 2010.  Finally, we have substantially bolstered our revenue and technology portfolio through the acquisition of CopperGate, the leading provider of HomePNA networking solutions.  We anticipate that the addition of CopperGate’s business will add over $10 million of quarterly revenue in the near term, while positioning Sigma for strong future growth in the IPTV set-top box segment,” stated Thinh Tran, chairman and chief executive officer of Sigma.

Third Quarter and More Recent Highlights

•
We jointly announced that Samsung will be delivering the SMT-E7200 line of set-top box products, based around Sigma’s 8654 media processor chip, and supporting Microsoft’s Mediaroom client.  This announcement signifies the momentum building for Sigma’s SMP8650 series of media processors.

•
We announced our commitment to broad scale support of the Android™ operating system on our media processor SoCs.  We also announced the availability of a ported version of Android onto our Vantage development platform, which enables OEMs to move ahead with time critical design work.

•
We announced the launch of our fourth generation Z-Wave architecture, the ZM4100 Series.  The ZM4100 modules provide a new generation of home control capability that adds more frequencies, memory and security to open up new markets on a worldwide basis.

•
Finally, we announced the acquisition of CopperGate, which will make a profound impact on our organization.  We believe that the marriage of CopperGate and Sigma provides substantial benefits to our existing business, while positioning our combined company to offer superior value solutions to our customers.

Investor Conference Call

The conference call relating to Sigma’s third quarter fiscal 2010 results will take place following this announcement at 5:00 PM ET today, December 2, 2009.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR or www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.  To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the internet through www.sigmadesigns.com/IR or www.earnings.com.  The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated under SFAS No. 123R, expensed costs associated with our acquisition of CopperGate and, with respect to the first quarter of fiscal 2010, the expense resulting from the write-off of the deferred tax asset due to the change in California tax laws and, with respect to the first nine months of fiscal 2009, in-process development costs acquired during the first quarter of fiscal 2009.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding potential opportunities emerging for Sigma’s strategic initiatives, projected growth in the IPTV market, stabilizing demand for, and increased future sales of, Sigma products in the IPTV market, the anticipated impact to revenues of the CopperGate products, the potential impact to Sigma’s overall business from the CopperGate acquisition and the potential impact of new products and technology.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing and audit procedures, that the financial results for the third quarter are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the inability to successfully integrate CopperGate into Sigma’s business and existing technologies,  the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our quarterly report on Form 10-Q as filed June 11, 2009.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs is a leading fabless semiconductor provider of highly integrated system-on-chip (SoC) solutions that are used to deliver multimedia entertainment throughout the home.  SoC solutions include media processing, wired and wireless networking, video image processing, and home control along with system software to form the critical components of consumer electronic products that include Internet protocol TV (IPTV) set-top boxes, Blu-ray players, high definition televisions (HDTV), and media communication devices.  Headquartered in Milpitas, Calif., Sigma Designs has direct sales representatives in the United States, Brazil, China, Europe (Denmark), Israel, Japan, Taiwan and a third-party distributor in Korea.  For more information, please visit Sigma Designs’ web site at www.sigmadesigns.com.

###

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(GAAP)
(In thousands)
	October 31,	January 31,
	2009	2009
Assets

Current Assets:
Cash and cash equivalents	$142,707	$90,845
Short-term marketable securities	60,355	28,862
Accounts receivable, net	17,902	30,719
Inventories	23,142	36,058
Deferred tax assets	1,478	1,417
Prepaid expenses and other current assets	8,488	5,909
Total current assets	254,072	193,810

Long-term marketable securities	32,201	72,523
Software, equipment and leasehold improvements, net	21,448	21,124
Goodwill	9,913	9,928
Intangible assets, net	15,435	17,520
Deferred tax assets, net of current portion	10,791	12,824
Long-term investments	3,550	3,000
Other non-current assets	338	218

Total assets	$347,748	$330,947

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$10,420	$5,655
Accrued liabilities and other	11,747	12,826
Total current liabilities	22,167	18,481

Other long-term liabilities	6,700	7,216
Total liabilities	28,867	25,697

Shareholders' Equity:
Total shareholders' equity	318,881	305,250

Total liabilities and shareholders' equity	$347,748	$330,947

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended			Nine months ended
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008
Net revenue	$35,464	$51,283	$46,760	$137,990	$161,854

Cost of revenue	19,396	28,033	25,101	74,285	82,654
Gross profit	16,068	23,250	21,659	63,705	79,200
Gross margin percent	45.3%	45.3%	46.3%	46.2%	48.9%

Operating expenses:
Research and development	11,727	11,717	11,131	34,961	32,364
Sales and marketing	3,488	3,482	3,102	10,181	8,526
General and administrative	5,467	3,622	3,837	12,220	13,939
Acquired in-process R&D	---	---	---	---	1,571
Total operating expenses	20,682	18,821	18,070	57,362	56,400

Income (loss) from operations	(4,614)	4,429	3,589	6,343	22,800
Interest and other income, net	564	268	1,150	1,610	4,382

Income (loss) before income taxes	(4,050)	4,697	4,739	7,953	27,182
Provision for (benefit from) income taxes	(1,752)	(103)	1,068	2,708	7,338

Net income (loss)	$(2,298)	$4,800	$3,671	$5,245	$19,844

Net income (loss) per share:
Basic	$(0.09)	$0.18	$0.14	$0.20	$0.73
Diluted	$(0.09)	$0.18	$0.14	$0.19	$0.71

Shares used in computing net income (loss) per share:
Basic	26,782	26,671	26,351	26,681	27,045
Diluted	26,782	27,396	27,084	27,354	27,971

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended			Nine months ended
	Oct. 31, 2009	Aug. 1, 2009	Nov. 1, 2008	Oct. 31, 2009	Nov. 1, 2008
GAAP net income (loss)	$(2,298)	$4,800	$3,671	$5,245	$19,844

Items reconciling GAAP net income to
non-GAAP net income:

Included in cost of revenue:
Amortization of acquired developed technology	(712)	(712)	(564)	(2,148)	(1,675)
Share-based compensation	(89)	(80)	(86)	(254)	(261)
Total related to cost of revenue	(801)	(792)	(650)	(2,402)	(1,936)

Included in operating expenses:
Research and development:
Amortization of acquired noncompete agreements	---	---	(117)	(19)	(350)
Share-based compensation	(1,178)	(1,197)	(1,240)	(3,633)	(3,892)
Sales and marketing:
Share-based compensation	(384)	(419)	(796)	(1,102)	(1,536)
Amortization of acquired intangibles	(85)	(84)	(57)	(258)	(160)
General and administrative:
Share-based compensation	(560)	(487)	(655)	(563)	(4,246)
Acquisition expenses	(1,755)	---	---	(1,755)	---
Acquired in-process development costs	---	---	---	---	(1,571)
Total related to operating expenses	(3,962)	(2,187)	(2,865)	(7,330)	(11,755)

Write-off of deferred tax asset	---	---	---	(3,540)	---

Net effect of non-GAAP adjustments	(4,763)	(2,979)	(3,515)	(13,272)	(13,691)

Non-GAAP net income	$2,465	$7,779	$7,186	$18,517	$33,535

Non-GAAP net income per diluted share	$0.09	$0.28	$0.27	$0.68	$1.20